As filed with the Securities and Exchange Commission on August 23, 2010.
File No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

BUILDERS FIRSTSOURCE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	52-2084569
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)
2001 Bryan Street, Suite 1600
Dallas, Texas
(214) 880-3500
(Address, including zip code, of principal executive offices)
Builders FirstSource, Inc. 2007 Incentive Plan
(Full title of the plan)
Donald F. McAleenan, Esq.
Senior Vice President and General Counsel
Builders FirstSource, Inc.
2001 Bryan Street, Suite 1600, Dallas, Texas
(214) 880-3500
(Name, address and telephone number, including area code, of agent for service)

     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	Per Share	Offering Price	Registration Fee
Common Stock, $0.01 par value	4,500,000 (1)	$2.10 (2)	$9,450,000 (2)	$673.79

(1)	Amount to be registered consists of an aggregate of 4,500,000 shares to be issued pursuant to the grant or exercise of awards to participants under the Builders FirstSource, Inc. 2007 Incentive Plan (the “2007 Plan”), including additional shares that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2007 Plan.

(2)	Determined in accordance with Rule 457(h), the registration fee calculation is based on the average of the high and low prices of Builders FirstSource, Inc. common stock reported on the NASDAQ Global Select Market on August 19, 2010.

PART I	INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     (a) The 2007 Plan prospectus, which constitutes Part I of this registration statement, will be sent or given to participants in the 2007 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). The 2007 Plan prospectus and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
     (b) Upon written or oral request, Builders FirstSource, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this registration statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Donald F. McAleenan, the Company’s Corporate Secretary, at the address and telephone number on the cover of this Registration Statement.

PART II	INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents, filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:
     (a) The Company’s Annual Report on Form 10-K for the year ended December 31, 2009;
     (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009;
     (c) The description of the Company’s Common Stock that is contained in the Company’s Registration Statement on Form 8-A filed with the Commission on June 14, 2005 (File No. 333-122788) under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and
     (d) All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14, and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold.
     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.

Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Section 145 of the Delaware General Corporation Law (the “DGCL”) provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys’ fees) incurred by them as a result of suits brought against them in their capacity as directors or officers if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue, or matter as to which they shall have been adjudged to be liable to us, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper. Any such indemnification may be made by us only as authorized in each specific case upon a determination by the stockholders, disinterested directors, or independent legal counsel that indemnification is proper because the indemnitee has met the applicable standard of conduct.
     Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions, or other distributions or for any transaction from which the director derived an improper personal benefit.
     The Company’s amended and restated certificate of incorporation and amended and restated by-laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by law and that no director shall be liable for monetary damages to the Company or its stockholders for any breach of fiduciary duty, except to the extent provided by applicable law. The Company has entered into indemnification agreements with its directors. The indemnification agreements provide indemnification to the Company’s directors under certain circumstances for acts or omissions that may not be covered by directors’ and officers’ liability insurance and may, in some cases, be broader than the specific indemnification provisions contained under Delaware law. The Company currently maintains liability insurance for its directors and officers.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings
     (a) The undersigned Company hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
(Signatures on following page)

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on August 23, 2010.

BUILDERS FIRSTSOURCE, INC.
By:	/S/ FLOYD F. SHERMAN
Floyd F. Sherman
President and Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald F. McAleenan his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

SIGNATURE	TITLE	DATE

/S/ FLOYD F. SHERMAN Floyd F. Sherman	President, Chief Executive Officer, and Director (Principal Executive Officer)	August 23, 2010

/S/ M. CHAD CROW M. Chad Crow	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 23, 2010

/S/ BRAD A. LEIST Brad A. Leist	Vice President and Controller (Principal Accounting Officer)	August 23, 2010

/S/ PAUL S. LEVY Paul S. Levy	Chairman and Director	August 23, 2010

SIGNATURE	TITLE	DATE

David A. Barr	Director	August ___, 2010

/S/ CLEVELAND A. CHRISTOPHE Cleveland A. Christophe	Director	August 23, 2010

/S/ RAMSEY A. FRANK Ramsey A. Frank	Director	August 23, 2010

Michael Graff	Director	August ___, 2010

Robert C. Griffin	Director	August ___, 2010

/S/ KEVIN J. KRUSE Kevin J. Kruse	Director	August 23, 2010

/S/ BRETT N. MILGRIM Brett N. Milgrim	Director	August 23, 2010

/s/ CRAIG A. STEINKE Craig A. Steinke	Director	August 23, 2010

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description
4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Registration Statement of the Company on Form S-1, filed with the Securities and Exchange Commission on June 6, 2005, File Number 333-122788)

4.2	Amended and Restated By-Laws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2007, File Number 0-51357)

5.1*	Opinion of Alston & Bird LLP

23.1*	Consent of Alston & Bird LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP

24.1*	Power of Attorney (included on signature page)

99.1	Builders FirstSource, Inc. 2007 Incentive Plan (incorporated by reference to Annex D of the Company’s definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on December 15, 2009, File Number 0-51357)

*	Filed herewith